SECURITIES AND EXCHANGE COMMISSION

	Washington, D.C.  20549



	FORM 8-K/A

	CURRENT REPORT

	Pursuant to Section 13 or 15 (d) of the
	Securities Exchange Act of 1934

	Date of Report (Date of earliest event reported):
	March 8, 2002


          CROWN RESOURCES CORPORATION
	(Exact name of registrant as specified in its charter)


     Washington          0-17480      84-1097086
   (State or other  (Commission    (I.R.S. Employer
 	  jurisdiction of   File Number)   Identification
  	  incorporation)                        Number)


	   4251 Kipling Street, Suite 390
                   Wheat Ridge, CO 80033
	(Address of Principal Executive Offices)

  Registrant's telephone number,including area code:

	(303) 534-1030
(Former name or former address, if changed since last report)


Item 5.  Other Events

	On March 8, 2002 Crown Resources Corporation (the
"Company") announced it has voluntarily filed a petition under Chapter 11 of the United States Bankruptcy Code with the United States Bankruptcy court for the District of Colorado. This action was taken after the Board of Directors authorized the filing of the Petition by unanimous vote. The Company intends to file a Plan of Reorganization and Disclosure Statement with the Court within the next week.

Exhibit
Number  		Description

20.1	Crown Resources Corporation?s Press Release
dated March 8, 2002.


	SIGNATURES

Pursuant to the requirements of the Securities
Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

	CROWN RESOURCES CORPORATION


Dated:     March 12, 2002	By:  /s/ James R. Maronick
                                       James R. Maronick
          Chief Financial Officer


INDEX TO EXHIBITS




Exhibit
Number    		Description
	Page Number

20.1			Crown Resources Corporation?s
press release dated March 8, 2002.



Exhibit 20.1


March 8, 2002


CROWN FILES VOLUNTARY PETITION FOR BANKRUPTCY UNDER CHAPTER
11


Denver, Colorado: Crown Resources Corporation announced today that it has filed a voluntary petition (the
"Petition") under Chapter 11 of the United States
Bankruptcy Code with the United States Bankruptcy Court for the District of Colorado. This action was taken after the Board of Directors authorized the filing of the Petition by unanimous vote. Crown intends to file a Plan of Reorganization (the "Plan") and Disclosure Statement with the Court within the next week.

The Plan was developed on a pre-negotiated basis in
consultation with Crown's major creditors, including
holders of its $15,000,000 - 5.75% Convertible Subordinated
Debentures, due August 2001 (the "Debentures") and holders
of its $3,600,000 10% Convertible Secured Promissory Notes
due October 2006 (the "Senior Notes").    The Senior Notes
are secured by all of the assets of Crown.

The Plan contemplates a restructuring of the Debentures through an exchange of outstanding Debentures, including any accrued interest thereon for the following consideration to be proportionally distributed to each Debenture holder: (i) $1,000,000 in cash; (ii) $2,000,000 in 10% Secured Notes, due October 2006; (iii) $4,000,000 in
10% Unsecured Notes, due October 2006; (iv) warrants to purchase 5,714,285 shares at an exercise price of $0.75 per share, expiring October 2006.

The Plan provides for a 5 for 1 reverse split of the currently outstanding common stock, while maintaining the conversion and exercise prices of the Senior Notes, the Secured Notes, the Unsecured Notes and the related warrants. Under the Plan the existing shareholders will still hold 100% of the outstanding shares of common stock.
However, on a fully diluted basis, assuming conversion of all of the outstanding debt, and exercise of all warrants, Secured Note holders will own approximately 52% of the fully diluted common stock, the Debenture holders will own approximately 41% of the fully diluted common stock and current shareholders would own approximately 7% of the fully diluted common stock. The Plan also contemplates the cancellation and full impairment of Crown's preferred stock, currently held by a wholly owned subsidiary.

After being filed with the Court, the Plan must be voted on by Crown's creditors and shareholders. If the Plan is approved by the Court, the Plan becomes a legally binding agreement between Crown and its creditors and shareholders. Under the Plan, Crown anticipates receiving approximately $2,065,000 in cash from the Senior Note financing, currently held in escrow.

Mr. Christopher Herald, CEO of Crown stated that, "The filing of this Plan which has incorporated the views of a majority of our Debenture holders, our Senior Note holders and discussions with shareholders, regulators, and others in industry, will remove a significant uncertainty for the survivability of Crown." Herald stated "Crown expects to benefit from taking the time and effort to pre-negotiate the terms of the Plan by significantly reducing the time and costs associated with being in bankruptcy.
Furthermore, we believe approval by the Court of the Plan will provide Crown with a strong balance sheet, with no required cash outlays for interest payments for the next four and a half years. If the Plan is approved, Crown intends to pursue the permitting of its Crown Jewel Project in Washington as a primarily underground mine." Mr. Herald went on to say that, "If the Crown Jewel Project is permitted, the Plan provides significant upside potential to our creditors as well as the ability of our shareholders to participate in that upside."

Crown is a U.S. domiciled gold exploration company whose major assets are the Crown Jewel Project located in north-central Washington State and a 41.2% interest in Solitario
Resources Corporation (symbol: SLR on the TSE). Crown is traded on the OTC Bulletin Board under the trading symbol
CRRS.

FOR MORE INFORMATION, CONTACT:
Christopher E. Herald or James R. Maronick -  (303) 534-
1030
http://www.crownresources.com

The information set forth above includes "forward-looking" statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities
Exchange Act of 1934 and is subject to the safe harbor created by those sections. Factors that could cause results to differ materially from those projected in the forward-looking statements include, but are not limited to, the timing of receipt of necessary governmental permits, the results of judicial proceedings, the market price of gold, results of current exploration activities and other risks.